Exhibit 10.2

AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT

     This AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (“Amendment”) is executed to be effective this 6th day of August 2004, by and between Memory Pharmaceuticals Corporation (“Memory”), and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (collectively, “Roche”).

     WHEREAS, Memory and Roche have previously entered into a Collaboration and License Agreement (including its schedules and appendices) dated as of the 29th day of July 2002, by and between Memory and Roche, as amended (the “Agreement”), which sets forth the Parties’ rights, duties and obligations under the Agreement; and

     WHEREAS, the Parties wish to extend the term of the Research Collaboration and to make other amendments to the Agreement; and

     NOW, THEREFORE, in consideration for the foregoing promises and for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereby agree as follows:

1.	Section 7.1(c) shall be added to the Agreement as follows:

The extended term of the Research Collaboration shall be for a period of two (2) years from September 9, 2004, through September 8, 2006 (“Extended Term”), unless this Agreement is terminated sooner in accordance with Article 16. The total time period during which the Research Collaboration is ongoing, including the Extended Term, shall be referred to as the “Research Term.” The Research Collaboration may be further extended for an additional one-year period by mutual written agreement prior to expiration of the Extended Term. During the Extended Term, Memory shall allocate an average of twelve (12) FTEs on an annual basis toward work in furtherance of the Research Collaboration. Subject to JLT oversight and reallocation of resources based on the needs of the research program, it is anticipated that Memory shall allocate: three (3) FTEs for Chemistry; six (6) FTEs for Behavior/Electrophysiology; one to two (1-2) FTEs for Molecular/In Vitro/MoA; and one to two (1-2) FTEs for PDD/Bioanalytics. During the first year of the Extended Term, Roche shall allocate an average of twelve (12) FTEs on an annual basis toward work in furtherance of the Research Collaboration. After the first year of the Extended Term, Roche may reduce its FTEs but by no more than fifty percent (50%) of its first-year commitment.

2.	Section 7.1(d) shall be added to the Agreement as follows:

The Parties agree to conduct the Research Collaboration in accordance with the Revised Research Workplan, attached hereto as Appendix A. The Revised Research Workplan shall replace the Research Workplan, attached as Schedule B of the original Agreement. The Revised Research Workplan shall be updated quarterly and approved by the JLT; and the approved Research Workplan attached to the JLT minutes.

3.	Section 7.1(e) shall be added to the Agreement as follows:

The goals of the Research Collaboration during the Extended Term shall include: (i) continued pre-clinical support of the compounds previously identified for further development during the Original Term, including additional characterization of these compounds in pre-clinical models and mechanism of action studies; (ii) identification and optimization of additional candidates for the symptomatic treatment of Alzheimer’s Disease; (iii) identification and optimization of candidates for the treatment of anxiety and depression; (iv) evaluation of potential PDE4 inhibitors across a range of CNS and non-CNS indications, including schizophrenia, bipolar disorder, COPD, rheumatoid arthritis and multiple sclerosis; and (v) continued optimization of current chemistry templates, including work to support patent positions. More specifically, these goals shall include the development of the following by the end of the Extended Term: (i) at least two (2) potential clinical candidates for anxiety and/or depression; (ii) additional potential clinical candidates for Alzheimer’s disease, if the JLT determines that additional candidates are required; (iii) a pre-clinical data package sufficient to allow evaluation of PDE4 inhibitors for utility in Other Indications; and (iv) a pre-clinical data package sufficient to provide a mechanistic understanding of the role of PDE4 inhibitors in cognition and mood.

4.	Section 7.8 shall be added to the Agreement as follows:

Research Support During the Extended Term. For the Extended Term, Roche shall pay to Memory a total of seven million dollars (US $7,000,000), which shall be due in eight (8) equal quarterly installments of eight hundred and seventy-five thousand dollars (US $875,000), commencing as of September 9, 2004. The first installment shall be payable within thirty (30) days after the later of (i) September 9, 2004, and (ii) receipt by Roche of an invoice for such sums. Each subsequent installment shall be payable within thirty (30) days after the later of (i) the quarterly anniversary of the Effective Date and (ii) receipt by Roche of an invoice for such sums. For avoidance of doubt, if the Research Collaboration is terminated pursuant to section 16.3, then Roche shall only be liable for research support funding prorated through the date of termination. Roche’s payment obligations for any amounts accrued and payable under this section 7.8 shall survive any such termination. For example, if Roche terminates this Agreement or the Research Collaboration pursuant to the last sentence of section 16.3, by providing notice of termination on October 9, 2005, with an effective date of termination of April 9, 2006, then Memory would be entitled to receive total research funding in the amount of $5,541,666.67, and Roche would remit a final payment equal to $5,541,666.67 less any amounts previously paid to Memory.

5.	Section 8.3 shall be added as follows:

If Roche should decline to pursue clinical development of a Product after development of an IND filing package, the Parties shall negotiate in good faith for a period of ninety (90) days to reach an agreement allowing Memory to pursue clinical development, at its own cost, of such Product and granting Roche an option for a license to such Product exercisable at some later date for a specific period of time and on financial terms acceptable to both Parties. The ninety-day period will begin to run from the date on which Memory receives written notification from Roche of its decision not to pursue clinical development of the Product.

6.	Section 16.3 shall be amended to add a new sentence at the end thereof as follows:

Notwithstanding the above, Roche shall not have any unilateral right to terminate this Agreement in its entirety or to terminate the Research Collaboration prior to September 9, 2005. Thereafter, Roche shall have the unilateral right to terminate this Agreement in its entirety or to terminate the Research Collaboration upon giving Memory at least six (6) months’ prior written notice thereof. For the avoidance of doubt, this Amendment shall not affect Roche’s termination rights under section 16.2 or the first paragraph of this section 16.3.

7.	Entire Agreement. This Amendment (including the attached Appendix), along with the Agreement previously executed by the Parties, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail in effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

MEMORY PHARMACEUTICALS				HOFFMANN-LA ROCHE INC.
CORPORATION

By:	/s/	Axel Unterbeck		By:	/s/ Dennis Burns

		Name:	A. Unterbeck	Dennis Burns
		Title	President and CSO	Vice President
Global Head of Business Development

F. HOFFMANN-LA ROCHE LTD

				By:	/s/ Patrick Doyle

				Name:	Dr. Patrick Doyle
				Title:	Vice President
Global Head External Research &
Technologies

				By:	/s/ Stefan Arnold

					Name:	Stefan Arnold
					Title:	Authorized Signatory